EXHIBIT 99.1

[ROYAL FINANCIAL, INC. LOGO]

FOR IMMEDIATE RELEASE
Contact: Mr. Leonard Szwajkowski
Telephone: (773) 382-2111
E-mail: lszwajkowski@royal-bank.us

ROYAL FINANCIAL, INC. INVESTIGATES ALLEGED IRREGULARITIES,
SUSPENDS CHIEF EXECUTIVE OFFICER

Chicago, IL, June 22, 2007 — Royal Financial, Inc. (OTC Bulletin Board: RYFL.OB) (the “Company”), the holding company of Royal Savings Bank, today announced that on June 15, 2007, its Board of Directors considered information previously provided to the Audit Committee by certain members of the Company’s senior management regarding alleged various irregularities with respect to the Company’s internal controls and allegations of misconduct on the part of the Company’s Chief Executive Officer, Donald A. Moll.

As a result, the Board of Directors determined that it was in the best interests of the Company to suspend Mr. Moll, effective June 18, 2007, from acting in his capacity as CEO and President, and as a Director of the Company and the Bank, during the pendency of the investigation.

Under the direction of the Audit Committee of the Board of Directors, the Company is conducting a thorough investigation of the allegations. The Audit Committee has engaged a team of outside specialists to assist in the investigation. The Company has also notified the appropriate state and federal bank regulators of these issues.

During the pendency of the investigation, Mr. Leonard Szwajkowski, currently Senior Vice President and Chief Financial Officer of the Company, has been appointed interim Chief Executive Officer of the Company and the Bank in addition to continuing in his role as CFO, and Mr. Andrew Morua, Senior Vice President/Loans, has been named interim President of the Company and the Bank.

The investigation is ongoing, and at this time the Company does not believe that these alleged issues or control irregularities will have a material effect on the Company’s financial condition or results of operations.

Royal Savings Bank offers a range of checking and savings products, a full line of home and personal loans and commercial lending solutions. Royal Savings Bank has been operating continuously in the south and southeast communities of Chicago since 1887, and currently has two branches in southern Chicago, two branches in the south suburbs of Chicago, and one branch in Northwest Indiana.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas, deterioration in asset quality due to an economic downturn in the greater Chicago metropolitan area, legislative or regulatory changes, changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, adverse developments in the Company’s loan or investment portfolios, slower than anticipated growth of the Company’s business or unanticipated business declines, the Company’s ability to implement its growth strategy, higher than expected operational costs including professional fees and expenses incurred in connection with the Audit Committee’s investigation, demand for loan products; deposit flows; competition and changes in accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.